UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
FORM 10 - SB

GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of the Securities Exchange Act of 1934

Shanghai Yutong Pharma, Inc.
(Name of small business issuer in our charter)

Delaware	2023	11-36816111
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 2020 Huqingping Rd., Qingpu District, Shanghai, 201702 China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number 86-21-5976-0042

SEC file number: 0-51811

Securities to be registered under section 12(b) of the Act: None

Securities to be registered under section 12(g) of the Act: 21,604,759 shares of $.001 par value common stock.

TABLE OF CONTENTS

PART I - ITEM 1. DESCRIPTION OF BUSINESS
PART I - ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS
PART I - ITEM 3. DESCRIPTION OF PROPERTY
PART I - ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PART I - ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS
PART I - ITEM 6. EXECUTIVE COMPENSATION
PART I - ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PART I - ITEM 8. DESCRIPTION OF SECURITIES
PART II - ITEM 1. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
PART II - ITEM 2. LEGAL PROCEEDINGS
PART II - ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
PART II - ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES
PART II - ITEM 5. INDEMNIFICATION OF OFFICERS AND DIRECTORS
PART F/S. FINANCIAL STATEMENTS
PART III - ITEM 1. EXHIBITS

PART I - ITEM 1. DESCRIPTION OF BUSINESS

We were first founded as Child Vision, Inc. on March 18th, 2003 under the laws of the State of Delaware. Child Vision attempted to establish a business that offered a Broadband Internet based Monitoring System for Children but was unsuccessful. On June 14, 2005, through a share exchange, Child Vision became the sole owner of Shanghai Yutong Pharmaceutical Co., Ltd., a company organized under the laws of the People's Republic of China established in April 1997 with a 40-year life. We then changed our name to Shanghai Yutong Pharma, Inc. on June 22, 2005.

We, through Shanghai Yutong Pharmaceuticals, Ltd., our Chinese subsidiary, manufacture a group of nutritional herbal products in the People's Republic of China ("China")

We sell a product called Qilisheng Oral Solution and also other Traditional Chinese Medicine formula extracts through distributors. We do not sell these products outside China.

The shares of common stock of our company are currently quoted on the PinkSheets under the symbol SYUP.PK. We hope to secure a qualification for quotation of our securities on the Over the Counter Bulletin Board when the SEC staff indicates they have no further comments on this filing, although no assurance can be given in this regard.

Our office address is No. 2020 Huqingping Rd., Qingpu District, Shanghai, 201702 China. Our phone is: 86-21-5976-0042

Products

Qilisheng

We manufacture and sell Qilisheng, a product formulated to be a general health enhancer by fortifying the immune system. The product contains spondias axillaris, Panax ginseng, shizandra berry, hawthorn and soybean plus special bacterium. We are the sole manufacturer of Qilisheng in the China. We have been engaged in the production of Qilisheng since 1999. Our capacity was approximately 2,750,000 100ml bottles per annual. With our new certified GMP facility, the capacity for Qilisheng is 22,000,000 100ml bottles per annual.
The special bacterium is developed and delivered to us by Beijing Deruitang under a profit sharing agreement pursuant to which Beijing Deruitang receives a 16.72% equity position in our business, which the parties agree means 16.72% of any net profits of the entire business during the contract term. The parties have agreed that the term “net profits” means gross revenues less costs of revenues and less operating expenses.   There has been no allotment made for returns or discounts of goods, but in standard practice, this will be reflected in net profits.    Net profits, if any, will be dispersed on an annual basis.  No amount has been paid under this agreement as we have not had any net profit. This agreement is valid until August 30th, 2008 and renewable upon mutual acceptance. For the fiscal years ended December 31, 2005 and 2004 revenues from this product represented Approximately 6.5% and 41.7% respectively of our total net revenues. For the six months ended June 30, 2006 there were no revenues from this product.

Traditional Chinese Medicine Formula Extracts

Our second product group is the manufacturing and sale of Liushenqu a Traditional Chinese Medicine formula extract. For the fiscal years ended December 31, 2005 and 2004 revenues from this product represented approximately 14.7% and 10.2% respectively of our total net revenues. For the six months ended June 30, 2006 revenues from Liushenqu represented approximately 98.3% of our total net revenues.

Traditional Chinese Medicine is based on a "five element theory" and those elements are wood, earth, metal, fire, and water. Our bodies have two energy channels (meridians) representing organ systems in each of those five elements of nature. Optimally, these all work in balance and in synchronized harmony. In the process of defending against diseases for thousands of years, Chinese herbal medicine has been developed and systemized based upon theoretical principles as a means of both the prevention and treatment of illness and disease. A complex system of diagnostic methods that take into consideration the person as a whole, not just isolated symptoms. A "pattern of disharmony" is discovered and treated accordingly. The aim is not necessarily to eliminate or alleviate symptoms. The objective, rather, is to increase both the ability to function and the quality of life. The restoration of harmony is integral to Chinese herbal medicine. After a diagnosis is made, herbs are selected and combined, or a well-known traditional formula is prescribed and the formula is adjusted to fit the patient's symptoms and diagnosis.

Modern medical science is experiencing a change from biological research to biological-psychological-social research with traditional medical science playing a more important role than ever. Many modern chemical medicines contain high toxicities and present numerous side-effects. Purely chemical medicines are difficult, time consuming and expensive to develop. We believe that natural Traditional Chinese Medicines represent advantages over chemical medicines and that the process of combining herbal extraction and chemical medicines is becoming a popular alternative, following the current trends of "natural" and "green" products in a variety of industries.

According to our research, there are over 400 different commonly used types of traditional Chinese medicine extracts.

We manufacture and sell approximately 13 different extracts as follows:

Traditional Chinese Medicine	Uses
1. Qi-ju-di-huang, oral solution	Protect kidney and liver.
2. Qing-re-jie-du, oral solution	Reduce fever, relieve heat.
3. Sheng-mai-yin, (Dangshen) solution	Protect vital energy and promote body fluid.
4. Xiao-qing-long, oral solution	Relieve cough and dyspnea.
5. Sheng-mai-yin, (Ginshen) solution	Recruit human energy and benefit for heart and breath.
6. Shen-bao, syrup	Treatment for impotence and spermatorrhoea.
7. Ban-xia, syrup	Relive cough.
8. Gan-mao-zhi-ke, syrup	Relieve flu symptoms, cough and nasal congestion.
9. Ban-lan-gen, granular	Relieve cold and flu symptoms.
10. Gan-mao-qing-re, granular	Relieve minor body aches and pains, fever reducer.
11. Huang-dan-yin-chen, granular	Treatment for jaundice infection hepatitis
12. Xiao-chai-hu, granular	Deoppilate liver and appease stomach.
13. Liu-shen-qu, granular	Treatment for vomiting and dysentery.

Distributors

We sell our products on a wholesale basis to distributors who resell the product to customers located in China. We have two major sales agents, Shanghai Huashen Pharmaceutical Ltd., and Beijing Guoxinhuaan Pharmaceutical Ltd., who distribute approximately 95% of our products. In general, sales are made under a purchase order arrangement with payment in full on the order due prior to shipment. We do not sell our products directly to end-users.

Raw materials

We acquire raw materials through purchases from various suppliers at market prices.

Supplier Name	Supplies
1. Anhui Xinxing Zhongyaocai Yinpian Co., Ltd.	Material: Yinpian, Chinese medicine
2. Shanghai Ciji Pharmaceutical Co., Ltd.	Material: Ben-jia-suan, Tan-suan-qin-na, Yang-mei-suan
3. Shanghai Yichun Biological Science Co., Ltd.	Material: Medical alcohol
4. Haiyan Liuhe Starch Chemical Co., Ltd.	Material: Hu-jing, Starch
5. Shanghai Great Wall Huamei Instrument Chemical Co., Ltd.	Material: Bo-he-nao
6. Shanghai Nongfeng Industry Co., Ltd.	Material: Sugar
7. Yongxing Pharmaceutical Packing Co., Ltd.	Aluminum lids for syrup bottle
8. Hongtai Group, Jiang Su Province	10ml syrup bottles
9. Hongyunshan Pharmaceutical Packing Co., Ltd	Drinking straw
10. Shanghai Jie Cheng Printing Co., Ltd	Consumer Labeling leaflet and bottle labeling
11. Wuxi Zhenyan Packing Factory	Packaging material, complex film
12. Shanghai Gaoxing Chemical Glass Instrument Co., Ltd.	Chemical reagent
13. Shanghai Boxiang Industry Co., Ltd.	Packaging boxes, carton

We have no contracts with these suppliers. There are many suppliers for the raw materials of traditional Chinese medicine, and the raw material is in abundant supply from different regions in China. The price of raw material is monitored by the Chinese government; price fluctuation is minimal even during shortage of supply.

We pay market price for products purchased at market or from local farmers at the time of purchase. The high and low pricing for the past nine months has not varied significantly. Examples of recent market prices are:

Material Name	Price in RMB / Kg	Prince in US$ / Kg
Shizardra Berry	80 Kg	US$9.90
Asiabell	80 Kg	US$9.90
Tuber Fleece Flower	19.5 Kg	US$2.41
Prepared Rehmannia Root	12 Kg	US$1.49
Medlar	25 Kg	US$3.09
Milk Vetch	12 Kg	US$1.49
Honey-Fried Licorice Root	14.5 Kg	US$1.79
Honey Suckle	40 Kg	US$4.95
Rehmannia Root	11.5 Kg	US$1.42
Scullcap	13.5 Kg	US$1.67
Dyers Wood Root/Satis Radix Isatidis	12 Kg	US$1.49
Dwarf Lilyturf	45 Kg	US$5.57
Rhubarb	8.5 Kg	US$1.05
Liquorice	13 Kg	US$1.61
*Based on exchange rate of US$100=RMB808

Manufacturing and Inventory

We employ Good Manufacturing Practice “GMP” approved methods in processing and manufacturing our products. We obtain our raw materials from company-approved vendors and then process the materials into Traditional Chinese Medicine formulas in our facility. In the case of batch manufacturing, we employ a fully automated production line to produce the bio-engineered neutraceuticals. Post Production, the product is shipped to vendors. The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract. Once the purification process has been completed, the extract is concentrated and re-filtering at which time it is packaged and shipped to our customers. We maintain approximately 1 months finished product on hand, and we maintain approximately two months of raw materials for production.

We are a Chinese Government Good Manufacturing Practice approved facility. The Good Manufacturing Practice inspection ("GMP") was performed by the China Ministry of Agriculture. The Chinese central government mandates manufacturers of Chinese herbs to comply with GMP standards by December 31, 2005. Starting on January 1, 2006, only products manufactured within GMP certified facilities are available for sale in China. Currently, based upon management’s knowledge of our industry in China, we believe that only one third of Chinese manufacturers in our industry are in compliance with the new mandate. We have invested substantial capital in our manufacturing facility in order to comply with the more stringent standards mandated by the central government in order to pass the GMP inspection.

Research and Development
During the period of May 2003 to September 2005, our whole facility, including the research lab were demolished and rebuilt to comply with the government’s GMP standard. The only research and development costs during that period of time related to the licensing of our products. We do not license any of our products.

Competition

The market in China for traditional medicine extracts is extremely competitive. According to official statistics, at peak time, there are more than 500 companies engaged in herb extraction in China. We are the only manufacture of Qilisheng.

Companies in many different industries, including pharmaceutical companies, chemical companies, healthy products companies, herb extraction companies, biological engineering companies and research and development institutions, are now engaged in herb extraction. Our major competitors include Anhui Xuancheng Baicao Plants Industry & Trade Co., Ltd., Sichuan Shifangkangyuan Medicine Materials Co., Ltd., and Lanzhou Lantai Bio-Engineering Tech Co., Ltd. Most products from these companies are exported to overseas markets. Competitive factors primarily include price and quality. We believe that we are able to effectively compete in our market segment in China based upon the quality of our product, given our new, GMP certified manufacturing facility, and our reputation in the market place.

Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.

Intellectual Property

We have one registered trademark (Registered No. 1184260). It is composed of a pattern “Qilin animal” and Chinese characters “Yutong”. It was registered on June 21, 1998 and will expire after June 20, 2008. Only the Qilisheng product bears this trademark.
Except as set forth above, we have no trademark and patent protection for our products in the People's Republic of China or any other country in the world. We intend to apply for a trademark and patent in China by the end of 2006.

Regulatory Environment

China is transitioning from a planned economy to a market economy. While the Chinese government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the Chinese economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the Chinese government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the Chinese government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating revenues may be reduced by changes in China's economic and social conditions as well as by changes in the policies of the Chinese government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

China’s legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, China began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

We are subject to many general regulations governing business entities and their behavior in China and in any other jurisdiction in which we have operations. In particular, we are subject to laws and regulations covering food, dietary supplements and pharmaceutical products. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to export our products to certain countries and regions, such as Japan, South Korea and Hong Kong, which would limit our international expansion.
None of our products require a certificate, permit, approval or other authorization for their sales as neutraceuticals from the Ministry of Health or any other agency, similar to U.S. regulations of vitamins and non-medical nutritional supplements.

Our only sales market is presently in the People's Republic of China. We are subject to the Pharmaceutical Administrative Law, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China and sets penalties for violations of the law. We are also subject to the Food Sanitation Law, which provides for the food sanitation standards to be followed.

Because we are a wholly foreign owned enterprise, we are subject to the law on foreign investment enterprises in China, and the foreign company provisions of the Company Law of China, which governs the conduct of our wholly owned subsidiary and its officers and directors. Additionally, we are also subject to varying degrees of regulations and permit system by the Chinese government.

Laws for foreign owned companies do not vary significantly from domestic owned companies. However, in the case of neutraceuticals and vitamin manufacturing and sales, we are unable to establish exclusive retail operations that are not in excess of 3000 sq. m. unless we do not have more than 3 stores in the same province and no more than 30 stores in all of China. Similarly, occupation of up to 300 sq. m. is permitted provided that we have no more than 30 stores in the province and 300 in all of China, If we wish to exceed any of the foregoing thresholds, the special approval of central level government will be required. Furthermore, the PRC regulations continue to limit foreign-ownership of "chain stores" that sell certain types of restricted goods. The regulations stipulate that foreign investment in any company that has more than 30 stores in China is limited to 49% if those stores distribute multiple brands from multiple suppliers of restricted products. This means that a wholly foreign-owned company may not, without special approval, set up more than 30 stores if, for example, it sells the magazines or the pharmaceutical products of multiple different suppliers. Finally, any new retail store must conform to the urban and commercial development plan of the local government. However, we do believe these regulations will have any impact upon our operations as we do not have any of our own stores at this time and do not anticipate opening any of our own stores in the future.

The governmental approval process in China’s newly developed health product is as follows: a product sample is sent to a clinical testing agents designated by the Ministry of Health, which conducts extensive clinical testing and examinations to verify if the product has the specified functions as stated by the company producing the product. A report will be issued by the clinical testing agent confirming or negating such functions. It generally takes approximately six months to one year for the report to be issued. This report then has to be submitted to a provincial Health Management Commission for approval. A letter of approval issued by such commission will then be submitted to the Ministry of Health for the issuance of a certificate that authorizes the sales and marketing of the product in China. The whole process generally takes one and a half to two years.

Currency Conversion and Exchange

The currency in the PRC is designated as the Renminbi ("RMB"). Although the RMB/U.S. dollar exchange rate has been relatively stable in the past five years there can be no assurance that the exchange rate will not become volatile or that the RMB will not be officially devalued against the U.S. dollar by direction of the PRC government.

Exchange rate fluctuations may adversely affect our financial performance because of our foreign currency denominated assets and liabilities, and may reduce the value, translated or converted, as applicable into U.S. dollars, of our net fixed assets, our earnings and our declared dividends. We do not engage in any hedging activities in order to minimize the effect of exchange rate risks. As of May 31, 2006 the currency exchange rate was 8.01 RMB for each U.S. dollar.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Compliance with Environmental Law

We comply with the Environmental Protection Law of China and its local regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Our costs of compliance with applicable environmental laws are minimal, since the manufacturing of herbal-based pharmaceutical, soybean protein peptides products and health supplement products would generate very limited damages, if any, to the environment. Penalties would be levied upon us if we fail to adhere to and maintain certain standards. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, but no assurance can be given in this regard.

Required Statutory Reserve Funds

Statutory reserves include a statutory surplus reserve and a statutory public welfare fund, which are maintained in accordance with the legal requirements of the PRC. Pursuant to the Articles of Association, we are required to appropriate 15% of our net income, based on the accounts prepared in accordance with accounting principles generally accepted in the PRC, to the statutory surplus reserve and statutory public welfare fund. The statutory surplus reserve can be utilized to offset prior years' losses or for capitalization as additional paid-in capital, whereas the statutory public welfare fund shall be utilized for collective staff welfare benefits such as building of staff quarters or housing. No distribution of the statutory reserves shall be made other than on liquidation. We have not had any net income requiring us to establish reserves.
Although we do not intend to pay dividends, the requirements pertaining to funding statutory reserves may limit our ability to pay dividends in the future.

Litigation

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

PART I - ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

Overview

In this Section, the Company will discuss the following: (i) key factors in evaluating the Company’s financial performance; (ii) application of critical accounting policies, which explains the accounting policies necessary to understand how the Company records its financial information; (iii) results of operations - consolidated, in which the Company’s consolidated results are compared year/period to year/period to recognize trends; (iv) liquidity and capital resources; (v) contractual and commercial obligations; and (vi) recently issued accounting standards.

Key Factors in Evaluating the Company’s Financial Performance

Management believes the following factors should be considered when evaluating the Company’s reported financial information contained in Management's Discussion and Analysis of Financial Condition and Results of Operations.

Revenue
The majority of the Company's revenue is derived from the sale of nutritional herbal products in the People’s Republic of China (“China” or “PRC”). The Company sells its product only in China. The Company’s facility has been approved by the Chinese Government Good Manufacturing Practice (“GMP”) through an inspection performed by the China Ministry of Agriculture. Commencing January 1, 2006, the Chinese government mandates manufactures of these herbs to be approved by the GMP. We believe that only one-third of the facilities currently manufacturing these herbs to be in accordance with the standards the GMP imposes, thus approved. The nutritional herbal products include Qilisheng, Liushenqu and Shengmaiyin. Additionally, the Company generates revenues from a marketing support agreement with Beijing Guoxinhuaa Company for the period January 4, 2006 through December 31, 2006. Under the agreement, Beijing Guoxinhuaa was granted the sole right to sell Qilisheng and Shenmaiyong in the Beijing area. Beijing Guoxinhuaa agreed to sell a minimum of 1,000,000 RMB or approximately $125,156 of product during the term and pay 30,000 RMB or approximately $3,755 as an agency fee and 3,200,000 RMB or approximately $400,500 as a marketing and service fee. The agency fee and the marketing and services fee are akin to franchise-type fees paid for the right to sell products in the U.S. The agreement provides that the agency fee and the marketing and service fee must be paid even if the minimum sales are not met but provides no other penalty or similar provision if the minimum sales are not met. If Beijing Guoxinhuaa violates the terms of the contract, we have the right to cancel the contract, and Beijing Guozinhuaa is obligated to pay us a cancellation fee 20,000RMB of $2,462 in addition to our retaining the entire agency fee and marketing and services fee. If we violate our obligations under the contract, we are required to reimburse Beijing Guoxinhuaa half or 50% of the aggregate agency fee and marketing or service fee of 1,765,000 RMB or approx $202,028.

The Company’s products include:

Qilisheng: This herb, a product formulated to be a general health enhancer by fortifying the immune system.has been our main product, and prior to 2005 accounting for approximately 50% of our revenues.

Liushenqu: This herb is utilized in the treatment for vomiting and dysentery. Sales of Liushenqu decreased from 2003 in 2004 and 2005 as did the margins due to the production of Qilisheng. We increased production of this herb again in 2006 due to the cost of the raw material used to manufacture this herb decreasing in 2006 from levels in 2005 and 2004.

Shenmaiyong: This herb is utilized in the protection of vital energy and promotion of body fluid. Sales in 2005 rose dramatically from 2004 and 2003 levels. Sales in 2006 continue to be approximately 10% of total sales.

The above mentioned products do not require a certificate, permit, approval or other authorization for their sales as neutraceuticals, similar to U.S. regulations of vitamins and non-medical nutritional supplements.

Customer Concentration

The Company has derived and believes that it will continue to derive a significant portion of its revenue from a limited number of customers and herbs. For the years ended December 31, 2005 and 2004 and the six months ended June 30, 2006 the Company's two largest customers accounted for in the aggregate approximately 96%, 96% and 91% of its revenue, respectively. During these periods both of these customers accounted for more than 10% of revenue.

Product

For the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, the Company derived the following percentages of total revenue from the following products.

	Percentage of Revenue
	Six months Ended June 30 , 2006	Year Ended December 31, 2005	Year Ended December 31, 2004

Qilisheng	0%	6.5%	41.7%
Liushenqu	98.3%	14.7%	10.2%
Shenmaiyong	.7%	16.9%	0%

Markets

The Company currently serves China. No products are sold outside of China.

Costs of Revenues

For the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, the Company derived the following percentages of total costs of revenue from the following products.

	Percentage of Cost of Revenue
	Six months Ended June 30 , 2006	Year Ended December 31, 2005	Year Ended December 31, 2004

Qilisheng	0%	0%	11.2%
Liushenqu	95.1%	42.5%	7.1%
Shenmaiyong	3.1%	13.2%	0%

Expenses

The Company's expenses consist of salaries, benefits and payroll-related expenses, utilities costs, selling and marketing expenses and costs to secure the GMP compliance.

Application of Critical Accounting Policies

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Certain of the Company’s accounting policies require higher degrees of judgment than others in their application. These include revenue recognition and allowance for doubtful accounts, impairments and estimation of useful lives of long-term assets, income tax recognition of current and deferred tax items and accruals for contingencies. In addition, the footnotes to the Consolidated Financial Statements include further discussion of the Company’s significant accounting policies.

Revenue Recognition and Allowance for Doubtful Accounts

The Company generates revenue from the sale of goods when the significant risks and rewards associated with the goods are transferred to the buyer, which normally takes place upon the delivery of the goods.

The Company also derives a portion of its revenue from marketing fees derived through an agreement with Beijin Guoxinhuaa Company which commenced in 2004 which granted them the sole agency right to Qilisheng. This revenue is recognized annually pursuant to the terms of the contract.

If the Company does not accurately estimate the resources required or the scope of work to be performed for under this contract, then a loss may be recognized on the contract. Losses are recorded in the period when they become known.

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience by industry and customer specific data. The Company reviews its allowance for doubtful accounts quarterly.

Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Recoverability of Long-Term Assets

The Company reviews the carrying value of long-lived assets on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If such circumstances exist, the Company evaluates the carrying value of long-lived assets to determine if impairment exists based upon estimated undiscounted future cash flows over the remaining useful life of the assets and comparing that value to the carrying value of the assets. If the carrying value of the asset is greater than the estimated future cash flows, the asset is written down to its estimated fair value.

Accounting for Income Taxes

The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax carrying amount, and operating loss and tax credit carry forwards. The Company’s recognizes its deferred taxes pursuant to Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” SFAS 109n requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. The Company evaluates the weight of all available evidence to determine whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The amount of the deferred tax asset considered realizable is based on significant estimates, and it is at least reasonably possible that changes in these estimates in the near term could materially affect the Company’s financial condition and results of operations. The Company’s effective tax rate may vary from period to period based on changes in estimated taxable income or loss, changes to the valuation allowance, changes to federal, state or foreign tax laws, future expansion into areas with varying country, state, and local income tax rates and deductibility of certain costs and expenses by jurisdiction. Additionally, the FASB is currently deliberating an Exposure Draft of a proposed Interpretation of SFAS 109. As currently drafted, and in addition to other proposed changes, the “more likely than not” standard for tax attribute recognition presently employed could change to a higher “probable” standard. The future issuance of the proposed Interpretation could have a material effect on the Company’s accounting for income taxes, but, in light of the proposed nature of the pending Interpretation, the Company cannot provide a meaningful estimate of the impact of this proposed guidance at this time.

Contingent Liabilities

The Company has certain contingent liabilities that arise in the ordinary course of business. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.
Use of Estimates

In accordance with accounting principles generally accepted in the United States of America, management of the Company has made a number of estimates relating to the reporting of assets and liabilities. Actual results could differ materially from those estimates. The most significant estimates used by management are related to the estimated useful life of assets, and the allowance for doubtful accounts, and other reserves.

Results of Operations - Consolidated - Year Ended December 31, 2005 to 2004

The following table sets forth for the years ended December 31, 2005 and 2004 certain financial data expressed as a percentage of total revenue, for continuing operations.

	2005	2004
		(Restated)

Revenue	100%	100%
Cost of revenue	169	124
Gross profit (loss)	(69)	(24)
Operating expenses	388	67
Operating income (loss)	(457)	(91)
Interest income, net of expense	0	0
Income (loss) from continuing operations before income tax provision (benefit)	(457)	(91)
Income tax provision (benefit)	0	0
Net income (loss)	(457%)	(91%)

The following discussion compares the consolidated results of continuing operations for the year ended December 31, 2005 to the year ended December 31, 2004.

Revenue. Total revenue decreased by 13%, or $75,369 from $616,320 in 2004 to $540,951 in 2005. The decrease in revenues was attributable primarily to lack in revenues generated by the sales of Qilisheng which decreased $93,567 from 2004 to 2005. This decrease was a result of change in market conditions caused by the elimination of the threat of a breakout of SARS. Qilisheng was specifically engineered to improve the immunity system to ward off flu-like symptoms indicative of the SARS disease. The Company does not expect revenues to significantly increase in 2006,

Cost of revenue and gross profit. The Company's cost of revenue consists primarily of the manufacturing costs associated with the medicinal herbs as well as the direct salaries associated with the manufacturing process. The Company's cost of revenue increased by 20%, or $149,155, from $763,373 in 2004, to $912,528 in 2005 resulting primarily from the increase in supplies to manufacture the goods. The decreased demand for the Company’s products is attributable to market conditions and increased competition within the traditional Chinese medicine field. The Company's gross profit decreased by 60% or $224,524 from ($147,053) in 2004, to ($371,577) in 2005. As a percentage, gross margins increased from (24%)in 2004 to (69%) in 2005, primarily from the lower sales and increased expenses. The Company expects that the gross margin will improve starting in 2007 as anticipated demand for our Qilisheng product will increase due to increasing fears of pandemics within China due to increased awareness of SARS

Operating expenses. Operating expenses primarily consist of salaries, and related benefits and general administrative personnel, occupancy costs, consulting fees, travel and entertainment, amortization, depreciation and professional fees. Operating expenses decreased by 77% or $549,739 to $164,289 in 2006 from $714,028 in 2005, and decreased as a percentage of revenue to 108% from 244%, respectively. The decrease in operating expenses or as a percentage of revenues was attributed to decreases of general and administrative fees by $572,902 pertaining to decreases in professional fees, utilities, and wages. Specifically, wages paid to contractors decreased by $531,006, electrical utilities decreased by $21,896 and $20,000 paid to architects for blueprints and advisory services. Additionally, there was a slight increase in depreciation, amortization and impairment expense of $4,995 from $61, 952 in 2005 to $66,947 in 2006 related to increases in the fixed assets.

Interest income, net of interest expense. The Company earned $597 and $599 in interest during 2005 and 2004, respectively. The interest income is related primarily to certain interest-bearing bank accounts.

Income tax provision. The Company recognizes income taxes under FASB 109. The Company suffered net a loss in 2004 of $577,095 and incurred a net loss of $2,467,796 for the year ended December 31, 2005. The Company has accumulated a deficit of approximately $8,128,000 through December 31, 2005 which can be carried forward for twenty years. The Company has not recognized a deferred tax asset on the net operating loss carryforwards due to the fact that no determination can be made as to the realization of profits during these periods. The Company has established a valuation allowance against the entire tax effect of the net operating loss carryforwards.

Results of Operations - Consolidated - Six months Ended June 30, 2006 to 2005

The following table sets forth for the six months ended June 30, 2006 and 2005 certain financial data expressed as a percentage of total revenue, for continuing operations.

	2006	2005

Revenue	100%	100%
Cost of revenue	61	185
Gross profit (loss)	39	(85)
Operating expenses	108	244
Operating income (loss)	(69)	(329)
Interest income, net of interest expense	1	1
Income (loss) from continuing operations before income tax provision (benefit)	(68)	(328)
Income tax provision (benefit)	0	0
Net income (loss)	(68%)	(328%)

Revenue. Total revenue decreased by 48%, or $140,659, from $292,660 in 2005 to $152,001 in 2006. The decrease was attributable to lack of sales generated by Liushenqu due to heavy competition and lack of sales of Qilisheng due to relaxation of fears due to SARS and other pandemics. The Company expects revenues to accelerate in the 2nd half of 2006, and 2007 due to plans on further marketing programs as well as an anticipated demand for Qilisheng product due to the PRC’s campaign for increased awareness of SARS.

Cost of revenue and gross profit. The Company's cost of revenue consists primarily of the manufacturing costs associated with the medicinal herbs as well as the direct salaries associated with the manufacturing process. The Company's cost of revenue decreased by 83%, or $448,409, from $541,247 in 2005, to $92,838 in 2006 resulting primarily from the decrease in sales for this period. The decreased demand for the Company’s products is attributable to heavy competition in the Traditional Chinese Medicine arena as well as decreased demand for the company’s Qilisheng product. The Company's gross profit increased $307,750, from ($248,587) in 2005, to ($59,163) in 2006. As a percentage, gross margin increased from (85%) in 2005 to 39% in 2006, primarily from the Company achieving higher levels of production experience. The Company expects that the gross margin will improve in 2007.

Operating expenses. Operating expenses primarily consist of salaries, and related benefits and general administrative personnel, occupancy costs, consulting fees, travel and entertainment, amortization, depreciation and professional fees. Operating expenses decreased by 77% or $549,739 to $164,289 in 2006 from $714,028 in 2005, and decreased as a percentage of revenue to 108% from 244%, respectively. The decrease in operating expenses or as a percentage of revenues was attributed to decreases of general and administrative fees by $572,902 pertaining to decreases in professional fees, utilities, and wages. Specifically, wages paid to contractors decreased by $531,006, electrical utilities decreased by $21,896 and $20,000 paid to architects for blueprints and advisory services. Additionally, there was a slight increase in depreciation, amortization and impairment expense of $4,995 from $61, 952 in 2005 to $66,947 in 2006 related to increases in the fixed assets.

Interest income, net of interest expense. The Company earned $214 in interest during 2005 and $168 in 2006 respectively. The interest income is related primarily to certain interest-bearing bank accounts.

Income tax provision. The Company recognizes income taxes under FASB 109. The Company incurred net a loss in 2006 of $104,958 and incurred a net loss in 2005 of $962,401. The Company has accumulated a deficit of approximately $8,233,000 through June 30, 2006 which can be carried forward for twenty years. The Company has not recognized a deferred tax asset on these net operating loss carryforwards due to the fact that no determination can be made as to the realization of profits during these periods. The Company has established a valuation allowance against the entire tax effect of the net operating loss carry forwards.

Liquidity and Capital Resources

The Company had cash and cash equivalents of $53,992 for the six months ended June 30, 2006 and $261,693 at June 30th, 2005. The Company had a working capital deficit of $2,142,432 at June 30, 2006 and $2,392,461 at December 31, 2005. The increase in working capital resulted primarily from the increase in the Company’s inventory and prepaid expenses and other current assets.

Cash used in operating activities was ($126,164) for the six months ended June 30, 2006 resulting primarily from the net loss of $104,958 and adjustments for depreciation of $66,947 and an increase in accrued expenses of $52,807, offset by increases in prepaid expenses and other current assets of $147,515 and increases in inventory of $65,548.

Cash used in operating activities was $(42,413) for the 6 months ended June 30, 2005 , resulting primarily from the net loss of $962,401 and adjustments for depreciation of $61,952, an adjustment for the write-off of construction in progress in the amount of $894,080, and a decrease in prepaid expenses of $64,802 offset by increases in accounts receivable of $35,453, increases in inventory of $33,871.

The Company acquired $30,579 and $67,313 in capital expenditures during the six months ended June 30, 2006 and 2005, respectively. The change results from the funding of the GMP status for the laboratory.

Summary of Borrowings

As of June 30, 2006, the Company had a loan with a balance outstanding in the amount of $187,603 with Shanghai Qingpu Finance Administration Bureau. This amount was interest free with no specific repayment terms commencing May 19, 2002 originally maturing in three years. Proceeds of this loan were used to fund the construction of the laboratories. The Shanghai Qingpu Finance Administration Bureau was under instruction by the PRC central bank, which in China - unlike in the U.S. - has the authority to so instruct local financial institutions - to make this loan interest free as the proceeds were to fund a GMP approved facility.

As of June 30, 2006, the Company had a loan with a balance outstanding in the amount of $2,142,432 with China Merchants Bank. Interest on this amount has ranged between 6.4% and 12% with interest commencing Many 19th, 2003 originally maturing in 2005, and extended by the Company through 2006. The note has no specific terms of repayment.

All interest on these debt instruments has been capitalized. The interest relates to construction loans for the laboratory.

Recently Issued Accounting Standards

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB revised FIN 46 and issued FIN 46 (revised December 2003) ("FIN 46R"). In addition to conforming to previously issued FASB Staff Positions, FIN 46R deferred the implementation date for certain variable interest entities. This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company does not have any investments in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation will not have any impact on the Company’s consolidated results of operations, consolidated financial position or consolidated cash flows.

On December 16, 2004, the FASB published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective beginning as of the next fiscal year after June 15, 2005. Accordingly, the Company will implement the revised standard in the first quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company’s consolidated results of operations in the first quarter of fiscal year 2006 and thereafter.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and requires the direct effects of accounting principle changes to be retrospectively applied. The existing guidance with respect to accounting estimate changes and corrections of errors is carried forward in SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material effect on its financial statements.

PART I - ITEM 3. DESCRIPTION OF PROPERTY

Our office address is No. 2020 Huqingping Rd., Qingpu District, Shanghai, 201702 China. Our phone is: 86-21-5976-0042

We own the following properties in China:

•
Land use rights to possess and use a piece of land with an approximately combined area of 17,106 square feet including that of 12,856 square feet building on as office located at No.2020 Huqingping Rd., Qingpu District, Shanghai, 201702 China. In addition there is another land use right with an approximately combined area of 10,428 square feet as for warehouse production line.

•	Ten buildings consisting of manufacturing plants, office, warehouse and staff facilities, of which include drive workshop, test workshop, inventory warehouse.

We believe that our facilities are adequate to meet our current needs. Our offices are in good condition and are sufficient to conduct our operations.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

PART I - ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for all persons is No. 2020 Huqingping Rd., Qingpu District, Shanghai China.

Name address of beneficial owner	Amount of beneficial owner ship	Percentage
Zhang Wei	2,340,650	10.8%
Wei Dong	4,831,734	22.3%
Lu Jiang’an	1,885,850	8.7%
Lee Lishia	800,000	3.7%
All directors and executive officers as a group (4 persons)	12,888,268	59.65%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 21,604,759 shares of common stock outstanding as of June 30, 2006.

PART I - ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Lu Jiang’an	50	President and Director
Wei Dong	49	Chief Executive Officer and Director
Zhang Wei	36	Director
Lee Lishia	57	Secretary & Treasurer and Director

NAME OF OFFICER/DIRECTOR: Mr. Wei Dong

POSITION: Chief Executive Officer

AGE: 49

Work History:

June 2005-Present
CEO
Shanghai Yutong Pharma, Inc

February 2002 till Present-
Chairman /Board of Director
Shanghai Yutong Pharmaceutical Co, Ltd

December 2001-February 2002
General Manager
Shanghai Yutong Pharmaceutical Co, Ltd

January 1997 to December 2001
Manager, Beijing Dongyuen Automobile Leasing Co., Ltd, an auto leasing firm.

January 1995 to December 1996
Manager, Beijing Travel Bureau - a travel bureau.

Education:

1998 MBA in Business Management from Asia International Open University (Macau)

NAME OF OFFICER/DIRECTOR: Mr. Wei Dong

POSITION: Chief Executive Officer

AGE: 49

Work History:

June 2005-Present
CEO
Shanghai Yutong Pharma, Inc

February 2002 till Present-
Chairman /Board of Director
Shanghai Yutong Pharmaceutical Co, Ltd

December 2001-February 2002
General Manager
Shanghai Yutong Pharmaceutical Co, Ltd

January 1997 to December 2001
Manager, Beijing Dongyuen Automobile Leasing Co., Ltd, an auto leasing firm.

January 1995 to December 1996
Manager, Beijing Travel Bureau - a travel bureau.

NAME OF DIRECTOR: Mr. Zhang Wei

POSITION: Director

AGE: 36

Work History:

From 2001 to date, he has been the general manager of Beijing Deruitang.

Education:

Master of management, University of International Business and Economics.

NAME OF OFFICER/DIRECTOR: Mrs. Lee Lishia

POSITION: Secretary & Treasurer

AGE: 57

Work History:

October 2005-Present 2006
Secretary/Treasurer
Shanghai Yutong Pharma, Inc.

April 1996-Present 2006
President,
Gates International, LLC., an immigration consulting firm

August 1983-January 1995
Vice President
KAO Industries, Inc., a computer distributor

Education:

Sept 1970-May 1972
University of Southern California, study Economics

September 1966-April 1970
Meiji University, Tokyo, Japan, B.S. Economics

September 1963-July 1966
Taipei Business High School, graduate

Our bylaws provide that the board of directors shall consist of 4 individuals, a number set by the directors until changed by amendment to the applicable section of the bylaws, adopted by the majority of the voting power of the corporation.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

PART I - ITEM 6. EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended December 31, 2004 and 2005 by our CEO.

Name & Principal Position	Year	Salary ($)	Non-cash compensation
Wei Dong, CEO	2005	0.00	n/a
	2004	0.00	n/a
Lu Jiang’an, President	2005	0.00	2,945,884 Shares valued at $1,472,942.00
	2004	0.00
Lishia Lee, Secretary	2005	0.00	800,000 Shares valued at $400,000
	2004	0.00	n/a

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer, president and secretary

Compensation Agreements

We have no written or oral employment agreements with officers.

Board Compensation

Members of our Board of Directors have in the past received stock based compensation for services as director and may in the future receive such compensation for their services as Directors, although we have no agreement or plan in place today to pay any cash or stock based compensation to directors in the future.

PART I - ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2005, we issued 3,745,884 shares of stock for services as director to two directors, 2,945,884 Shares valued at $1,472,942 to Lu Jiang’an and 800,000 shares valued at $400,000 to Lishia Lee. The shares were valued based upon trading prices of our securities.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. Also, we have not had any transactions with any promoter. We are not a subsidiary of any company.

PART I - ITEM 8. DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our articles of incorporation and bylaws. The articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this registration statement is a part. For a detailed description of the provisions of our articles of incorporation and bylaws, you should review these exhibits in their entirety.

Common Stock

We are authorized to issue 50,000,000 shares of common stock. As of the date of this registration statement, there were 21,604,759 shares of common stock issued and outstanding held by approximately 143 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are no provisions in our Articles of Incorporation or our by-laws that would prevent or delay change in our control.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock. As of the date of this registrations statement, there were no shares of preferred stock issued and outstanding

Dividend Policy

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available. Holders of our preferred stock, if and when issued, will have dividend rights as specified in the Articles of Incorporation. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

We have no direct business operations, other than our ownership of our subsidiary. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollar may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

PART II - ITEM 1. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Pink Sheets system under the symbol "SYUP.PK." Pink Sheets provides broker/dealers, issuers and investors with electronic and print products and information services. Pink Sheets LLC is a privately owned company headquartered in New York City. Prices reported below represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

For the periods indicated, the following table sets forth the high and low bid quotations per share of our common stock.

YEAR	PERIOD	HIGH	LOW

2005	Third Quarter	$1.75	$.60
2005	Fourth Quarter	$1.50	$.60
2006	First Quarter	$1.35	$.60
2006	Second Quarter	$1.35	.25

On August 17th, 2006, the closing bid price of our common stock was $1.35

As of June 30, 2006 there were approximately 143 record shareholders of common stock.

Penny Stock Considerations

Our shares are "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Reports to Shareholders

As a result of filing this registration statement, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

Where You Can Find Additional Information

For further information about us and the shares of common stock registered hereunder, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at a web site maintained by the SEC at http://www.sec.gov.

PART II - ITEM 2. LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

PART II - ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On February 1st, 2006, Shanghai Jiahua CPAs, Shanghai, People’s Republic of China resigned and were replaced by Michael Pollack CPA, Cherry Hill, NJ. Although Shanghai Jiahua CPAs was registered with the PCAOB, the did not meet SEC requirements for foreign audit firms and thus resigned the engagement.

The principal accountant’s report on the financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was approved by the board of directors.

There were no disagreements with the former accountant, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

PART II - ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES

Simultaneous with the merger in June 2005 issued 17,806,625 shares in exchange for 100% of the stock of Shanghai Yutong owned by 14 shareholders, of which 1 was a citizens and residents of the United States and 13 were not citizens or residents of the United States. The value of the transaction was $145,000 based upon the common stock purchase agreement between Shangahi Yutong Pharma, LTD and Child Vision, Inc.

In July 2005, the Company issued 3,745,884 shares of stock for services as director to 2 individuals, of which 1 was a citizen and resident of the United States and 1 was not a citizen or resident of the United States, valued at $.50 per share based upon trading prices, or $1,872,942 aggregate.

During 2004, Shanghai Yutong issued 847,000 shares (pre-merger) to two individuals for a cash infusion of $847,000 or $1.00 per share.

With respect to the US sales, we relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

•  None of these issuances involved underwriters, underwriting discounts or commissions;
•  We placed restrictive legends on all certificates issued;
•  No sales were made by general solicitation or advertising; and
•  Sales were made only to accredited investors or investors we believed had the knowledge and sophistication to understand the merits and risks of an investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	Offering restrictions required under Regulation S were implemented.

•	The offer or sale was not made to a U.S. person or for the account or benefit of a U.S. person.

•
Although the purchaser of the securities did not directly certify that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U. S. person or is a U. S. person who purchased securities in a transaction that did not require registration under the Act, all purchasers were personally known to the issuer as not a U.S. person and not a person acquiring the securities for the account or benefit of any U. S. person;

•
The purchaser of the securities were advised that they could resell such securities only in accordance with the provisions of Rule 144, pursuant to registration under the Act, or pursuant to an available exemption from registration as the certificates for the securities were issued with the 144 restrictive legend stamped on them, and by accepting the certificates without objection, are deemed to have agreed to such restrictions; and have been advised that they may not engage in hedging transactions with regard to such securities unless in compliance with the Act;

•
The issuer is required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S (§§ 230.901 through 230.905, and Preliminary Notes), pursuant to registration under the Act, or pursuant to an available exemption from registration and further to refuse any transaction involved with hedging; and

•	There were no distributors selling securities.

We also believe that Section 4(2) was also available for these transactions.
In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•  Access to all our books and records.
•  Access to all material contracts and documents relating to our operations.
•  The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

PART II - ITEM 5. INDEMNIFICATION OF OFFICERS AND DIRECTORS

We are a corporation organized under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our Certificate of Incorporation further provides that we shall indemnify our directors and officers to the fullest extent authorized or permitted by the DGCL, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of ours and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred by our Certificate of Incorporation also includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Our Bylaws provide, to the extent authorized from time to time by the board of directors, rights to indemnification to our employees and agents who are not directors or officers similar to those conferred to our directors and officers.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

PART F/S. FINANCIAL STATEMENTS

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Shanghai Yutong Pharma, Inc.
(Formerly Child Vision, Inc.)
Shanghai, CHINA

I have reviewed the accompanying condensed consolidated balance sheet of Shanghai Yutong Pharma, Inc. (formerly Child Vision, Inc.) (the “Company”) as of June 30, 2006 and the related condensed consolidated statements of operations and accumulated other comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the six months ended June 30, 2006 and 2005. These interim condensed consolidated financial statements are the responsibility of the Company’s management.

I conducted the reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my reviews, I am not aware of any material modifications that should be made to the accompanying interim condensed consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the condensed consolidated financial statements, the Company has incurred substantial operating losses and has a large accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management’s operating and financing plans in regards to these matters are also discussed in Note 1. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

By:	/s/ Michael Pollack CPA
Michael Pollack CPA
Cherry Hill, NJ August 15, 2006

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
CONDENSED CONSOLIDATED BALANCE SHEET
FOR THE SIX MONTHS ENDED JUNE 30, 2006
(IN US $)

ASSETS

Current Assets:
Cash and cash equivalents	$27,209
Accounts receivable, net	155,987
Inventories	145,145
Prepaid expenses and other current assets	275,576

Total Current Assets	603,917

Fixed assets, net of depreciation	4,346,424

TOTAL ASSETS	$4,950,341

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Current portion of long-term debt	$2,142,432
Accounts payable and accrued expenses	814,948

Total Current Liabilities	2,957,380

Long-term Liabilities:
Long-term debt, net of current portion	187,603

Total Long-term Liabilities	187,603

Total Liabilities	3,144,983

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.001 Par Value; 5,000,000 shares authorized
and 0 shares issued and outstanding	-
Common stock, $.001 Par Value; 50,000,000 shares authorized
and 21,604,759 shares issued and outstanding	21,605
Additional paid-in capital	9,958,337
Accumulated deficit	(8,232,954)
Accumulated other comprehensive income (loss)	58,370

Total Stockholders' Equity (Deficit)	1,805,358

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$4,950,341

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)
(IN US $)

	SIX MONTHS ENDED		THREE MONTHS ENDED
	JUNE 30,		JUNE 30,
	2006	2005	2006	2005

OPERATING REVENUES	$152,001	$292,660	$22,044	$273,308

COST OF SALES	92,838	541,247	(13,159)	429,694

GROSS PROFIT (LOSS)	59,163	(248,587)	35,203	(156,386)

OPERATING EXPENSES
General and administrative fees	79,174	652,076	59,531	573,466
Bad debt expense	18,168	-	18,168	-
Depreciation, amortization and impairment	66,947	61,952	36,019	30,976
Total Operating Expenses	164,289	714,028	113,718	604,442

(LOSS) BEFORE OTHER INCOME (EXPENSE)	(105,126)	(962,615)	(78,515)	(760,828)

OTHER INCOME (EXPENSE)
Interest income, net of expense	168	214	8	-
Total Other Income (Expense)	168	214	8	-

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(104,958)	(962,401)	(78,507)	(760,828)
Provision for Income Taxes	-	-	-	-

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(104,958)	$(962,401)	$(78,507)	$(760,828)

NET EARNINGS (LOSS) PER BASIC AND DILUTED SHARES	$(0.00)	$(0.04)	$(0.00)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	21,604,759	25,552,250	21,604,759	25,552,250

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$(104,958)	$(962,401)	$(78,507)	$(760,828)
Other comprehensive income (loss)
Currency translation adjustments	16,520	-	9,990	-
Comprehensive income (loss)	$(88,438)	$(962,401)	$(68,517)	$(760,828)

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED)
(IN US $)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehenisve
	Shares	Amount	Capital	Deficit	Income (Loss)	Total

Balance January 1, 2004	25,552,250	$25,552	$7,234,448	$(5,103,105)	$-	$2,156,895

Capital contributions	-	-	847,000	-	-	847,000

Net loss for the year ended December 31, 2004	-	-	-	(557,095)	-	(557,095)

Balance December 31, 2004	25,552,250	25,552	8,081,448	(5,660,200)	-	2,446,800

Shares cancelled upon reverse merger with
Shanghai Yutong	(25,500,000)	(25,500)	25,500	-	-	-

Shares issued in reverse merger with Shanghai
Yutong	17,806,625	17,807	(17,807)	-	-	-

Shares issued for services	3,745,884	3,746	1,869,196	-	-	1,872,942

Net loss for the year ended December 31, 2005	-	-	-	(2,467,796)	41,850	(2,425,946)

Balance December 31, 2005	21,604,759	21,605	9,958,337	(8,127,996)	41,850	1,893,796

Net income for the six months ended June 30, 2006	-	-	-	(104,958)	16,520	(88,438)

Balance June 30, 2006	21,604,759	$21,605	$9,958,337	$(8,232,954)	$58,370	$1,805,358

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)
(IN US $)

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(104,958)	$(962,401)

Adjustments to reconcile net income (loss) to net cash
(used in) operating activities:
Depreciation, amortization and impairment	66,947	61,952
Allowance adjustment	18,168	-
Write-off of construction in progress, net	-	894,080

Changes in assets and liabilities
(Increase) decrease in accounts receivable	53,935	(35,453)
(Increase) in inventory	(65,548)	(33,871)
(Increase) decrease in prepaid expenses and other current assets	(147,515)	64,802
Increase (decrease) in accounts payable and
and accrued expenses	52,807	(31,522)
Total adjustments	(21,206)	919,988

Net cash (used in) operating activities	(126,164)	(42,413)

CASH FLOWS FROM INVESTING ACTIVITIES
(Acquisitions) of fixed assets	(30,579)	(67,313)
Disposals of fixed assets	-	-

Net cash (used in) investing activities	(30,579)	(67,313)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from long-term debt payable	113,440	2,054,580
(Payments) of long-term debt payable	-	(2,105,400)

Net cash provided by (used in) financing activities	113,440	(50,820)

Effect of foreign currency translation	16,520	-

NET (DECREASE) IN
CASH AND CASH EQUIVALENTS	(26,783)	(160,546)

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	53,992	261,693

CASH AND CASH EQUIVALENTS - END OF PERIOD	$27,209	$101,147

CASH PAID DURING THE PERIOD FOR:
Interest expense, net of amounts capitalized	$-	$-

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION

The unaudited condensed financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The condensed financial statements and notes are presented as permitted on Form 10-QSB and do not contain information included in the Company’s annual financial statements and notes. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the December 31, 2005 audited financial statements and the accompanying notes thereto. While management believes the procedures followed in preparing these condensed financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

These condensed unaudited financial statements reflect all adjustments, including normal recurring adjustments which, in the opinion of management, are necessary to present fairly the operations and cash flows for the periods presented.

Shanghai Yutong Pharmaceutical Co. Ltd. (“Shanghai Yutong”) was established in Shanghai of the Peoples Republic of China (“PRC”) by Beijing Yurui Information Consulting Co. Ltd., Quanxin Industry & Development Co., Ltd., Beijin Deruitang Biology & Health Production Co. ltd., Shanghai Yihao Culture Development Co. ltd., Shanxi Ruike Investment Enterprise and nine individuals on February 27, 2002. In 2005, Quanxin Industry & Development Co. Ltd. was bankrupted and their ownership interest was transferred to two of the individuals.

Shanghai Yutong was first organized for the purpose of the development, manufacturing and commercialization of traditional Chinese herbal medicines and biological pharmaceuticals. The Company conducts its business exclusively in the PRC.

On June 14, 2005, Shanghai Yutong through a share exchange agreement, was acquired through a reverse merger by Child Vision, Inc. On June 22, 2005, Shanghai Yutong changed its name to Shanghai Yutong Pharma, Inc. (the “Company”).

As modern medical science is experiencing a change from biological research to biological-psychological-social research with traditional medical science playing a more important role than ever, the Company has positioned itself with the products they currently manufacture as well as the products under development to be successful. Many modern chemical medicines contain high toxicities and present numerous side effects. Purely chemical medicines are difficult, time consuming and expensive to develop.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION CONTINUED)

The Company’s Traditional Chinese Medicines represent advantages over chemical medicines and the process of combining herbal extraction and chemical medicines is becoming a popular alternative, following the current trends of "natural" and "green" products in a variety of industries.

The Company sells its products on a wholesale basis to distributors who resell the product to customers located in China. The Company has two major sales agents, Shanghai Huashen Pharmaceutical Ltd., and Beijing Guoxinhuaan Pharmaceutical Ltd., who distribute approximately 95% of the products. In general, sales are made under a purchase order arrangement with payment in full on the order due prior to shipment. The Company does not sell its products directly to end-users.

The Company employs Good Manufacturing Practice “GMP” approved methods in processing and manufacturing its products. The Company obtains its raw materials from company-approved vendors and then process the materials into Traditional Chinese Medicine formulas in its facility. In the case of batch manufacturing, the Company employs a fully automated production line to produce the bio-engineered neutraceuticals. Post Production, the product is shipped to vendors. The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract.

Once the purification process has been completed, the extract is concentrated and re-filtering at which time it is packaged and shipped to its customers. The Company maintains approximately one month of finished product on hand, and approximately two months of raw materials for production.

The GMP inspection was performed by the China Ministry of Agriculture. The Chinese central government mandates manufacturers of Chinese herbs to comply with GMP standards by December 31, 2005. Starting on January 1, 2006, only products manufactured within GMP certified facilities are available for sale in China. Currently, approximately one third of Chinese manufacturers in this industry are in compliance with the new mandate. The Company has invested substantial capital in its manufacturing facility in order to comply with the more stringent standards mandated by the central government in order to pass the GMP inspection.

Going Concern

As shown in the accompanying condensed consolidated financial statements the Company has a working capital deficiency of $2,353,463. There is no guarantee that the Company will be able to sustain operations and raise the necessary capital to increase its development and manufacturing of its products. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION CONTINUED)

Going Concern (Continued)

Management believes that the Company’s capital requirements will depend on many factors. These factors include the increase in sales through existing channels as well as the Company’s ability to continue to expand its distribution points as well as the fact that with the GMP approved facility, the Company will be in position to attract new customers.

The Company’s ability to continue as a going concern for a reasonable period is dependent upon management’s ability to sustain profitable operations and its ability to raise additional capital. There can be no assurance that management will be able to raise sufficient capital, under terms satisfactory to the Company, if at all.

The condensed consolidated financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2-  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. The Company maintained $10,011 as of June 30, 2006 in cash on hand. The remainder of the cash was in financial institutions.

Comprehensive Income

The Company adopted Statement of Financial Accounting Standards No, 130, “Reporting Comprehensive Income,” (SFAS No. 130). SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations.

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

Inventory

Inventory is valued at the lower of cost or market (using the weighted average method) and net realizable value. Inventory includes raw material, work in process and finished goods.

The net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion, selling expenses and related taxes.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The carrying amounts reported in the condensed consolidated balance sheet for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings.

Currency Translation

The Company’s functional currency is that of the PRC which is the Chinese Renminbi (RMB). The reporting currency is that of the US Dollar. Capital accounts of the consolidated financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The period end RMB to US dollar as of June 30, 2006 and 2005 were 7.996 and 8.3, respectively, and the average period RMB to the US dollar for 2006 and 2005 were 8.007 and 8.3, respectively. The RMB is not freely convertible into foreign currency and all foreign currency exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollar at the rates used in translation. The Company records these translation adjustments as accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions are included in other income (expense) in the results of operations. For the six months ended June 30, 2006 and 2005, the Company recorded approximately $16,520 and $0 in transaction gains (losses) as a result of currency translation.

Research and Development

The Company annually incurs costs on activities that relate to research and development of new products. Research and development costs are included in cost of sales as they relate to product development and they are expensed as incurred.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

                    NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company generates revenue from: (a) the sale of its nutritional herbal products; and (b) from a marketing support agreement with Beijing Guoxinhuaan Company which commenced in 2004 which granted the Company the sole agency right to Qilisheng, the Company’s main herbal product.

Revenue for the sale of its goods are recognized in accordance with Staff Accounting Bulletin 101. Revenue is recognized when:

1)	Persuasive evidence of an arrangement exists;

2)	Delivery has occurred or services have been rendered;

3)	The seller’s price to the buyer is fixed or determinable, and

4)	Collectibility is reasonably assured.

With respect to revenue recognition on support or service agreements, the Company recognizes revenue when the services are performed, in accordance with the terms of the agreements. These prices are fixed or determinable, and the Company assesses the customer’s ability to meet the terms of the agreement, including payment terms prior to entering into such agreement.

As reflected in the restatement, the previous financial statements included a sale and a purchase, there was no offset. The company has amended those financials to remove both the sale and purchase transactions.

Originally, the Company had felt that collectibility was assured, one of the criteria under SAB 104, but subsequent information which was encountered in performing the review engagement, i.e. cancellation of agreement between the parties for services rendered to the customer and by the customer, warranted the reversal of the original entries due to the fact that it no longer met the requirements under SAB 104 as revenue.

Therefore, the Company restated their financials without these transactions included in them.

Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statements of operations as incurred.

Accounts Receivable

The Company conducts business and extends credit based on an evaluation of the customers’ financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. The Company has established a reserve for uncollectibles of $390,845 as of June 30, 2006.

Accounts receivable are generally due within 30 days and collateral is not required.

Advertising Costs

The Company expenses the costs associated with advertising as incurred. Advertising expenses for the six months ended June 30, 2006 and 2005 are included in selling and promotional expenses in the condensed consolidated statements of operations.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

                    NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                    Advance to Suppliers

                     Advances to suppliers represent the cash paid in advance for purchasing raw materials.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, net of the estimated residual values; buildings - 20 years (3% estimated residual value), electronic equipment - 10 years (3% residual value), and machinery- 5 years (4% residual value) and vehicles - 3 years (no residual value). In addition, the Company purchased land use rights that are for a period of fifty years with no residual value.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

Land Use Rights

According to the laws of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 50 years.

Construction in Progress

Construction in progress represents direct costs of construction or acquisition and design fees incurred, as well as interest charges directly related to debt incurred on behalf of particular construction projects. Capitalization of these costs ceases and the construction in progress is transferred to fixed assets (building or equipment) when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

Long-lived assets, primarily property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

(Loss) Per Share of Common Stock

Basic net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC and US, the corporation income tax rate applicable ranges from 15% to 34%.

Stock-Based Compensation

The Company follows FASB 123R in accounting for its stock based compensation (see Recent Accounting Pronouncements). This measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees and common stock issuances are less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. The Company for 2006 and 2005 did not grant any options or warrants that would need to be valued under such method. The following represents the effect on net income attributable to common shareholders per share if the fair value method had been applied to all awards.

	Six Months Ended June 30,
	2006	2005
Net (loss):
As reported	($104,958)	($962,401)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	-	-
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(-)	(-)
Pro forma	$137,171	($962,401)
Net (loss) per share:
As reported:
Basic	($0.00)	($0.04)
Diluted	($0.00)	($0.04)
Pro forma:
Basic	($0.00)	($0.04)
Diluted	($0.00)	($0.04)

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Segment Information

The Company follows the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. For 2006 and 2005, the Company operated in one segment and one geographical location.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the first interim or annual reporting period that begins after December 15, 2005.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 3- FIXED ASSETS

Fixed assets as of June 30, 2006 were as follows:

	Estimated Useful
	Lives (Years)

Land use right	50	$1,807,086
Buildings	20	942,396
Electronic equipment	10	105,255
Machinery	5	1,753,275
Vehicles	3	95,565
Construction in progress		733,956

		5,437,533
Less: accumulated depreciation		1,091,109
Property and equipment, net		$4,346,424

There was $66,947 and $61,952 charged to operations for depreciation expense for the six months ended June 30, 2006 and 2005, respectively. There was no impairment for these assets during the six months ended June 30, 2006 and 2005.

The Company pledged $835,000 of building and land use rights as security for a portion of its outstanding debt (See Note 5).

The Company has land use rights to possess and use a piece of land with an approximately combined area of 17,106 square feet including that of 12,856 square feet building on as office located at No.2020 Huqingping Rd., Qingpu District, Shanghai, 201702 China. In addition there is another land use right with an approximately combined area of 10,428 square feet as for warehouse production line.

The buildings consist of ten buildings of manufacturing plants, office, warehouse and staff facilities, which include drive workshop, test workshop, inventory warehouse. The Company employs Good Manufacturing Practice “GMP” approved methods in processing and manufacturing its products. The Company obtains its raw materials from company-approved vendors and then process the materials into Traditional Chinese Medicine formulas in its facility. In the case of batch manufacturing, the Company employs a fully automated production line to produce the bio-engineered neutraceuticals. Post Production, the product is shipped to vendors. The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract.

Capitalized interest included for the six months ended June 30, 2006 and 2005 in construction in progress is $84,199 and $49,864, respectively.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 4 - INVENTORIES

Inventories consisted of the following as of June 30, 2006:

Raw materials	$38,594
Work in process	2,722
Finished goods	103,829

145,145
Less: provision for write-down of inventory	-
Property and equipment, net	$145,145

There was no obsolescence of inventory or write-downs of inventory for the six months ended June 30, 2006 and 2005.

NOTE 5- LONG-TERM DEBT

Long-term debt consists of the following at June 30, 2006:

Loans with China Merchants Bank at a rate ranging between 6.4% and 12% interest commencing May 19, 2003 maturing January 9, 2005. Proceeds of the loan were used to fund the construction of the laboratories. Upon maturity, Company entered into new loan increasing principal	$2,142,432

Loan with Shanghai Qingpu Finance Administration Bureau which is interest free with no specific terms of repayment commencing May 19, 2002 originally maturing in three years. Proceeds of the loan were used to fund the construction of the laboratories. Amount funded extended one-year.	187,603

2,330,035
Less: Current portion	(2,142,432)

Total	$187,603

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

                  NOTE 5- LONG-TERM DEBT (CONTINUED)

The approximate amount of all notes payable maturities in the next two years and in the aggregate are as follows at June 30, 2006:

2007	$2,142,432
2008	187,6033

Total	$2,330,035

NOTE 6- STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

As of June 30, 2006, the Company has 50,000,000 shares of common stock authorized with a par value of $.001. On June 17, 2005, the board of directors approved a forward 5 for 1 stock and all share amounts are being reflected post-split unless specifically identified otherwise.

Prior to the merger in June 2005, the Company had 25,552,250 shares of common stock issued and outstanding. Simultaneous with the merger, the Company cancelled 25,500,000 of these shares and issued 17,806,625 shares in exchange for 100% of the stock of Shanghai Yutong, effectuating a reverse merger. The value of the transaction was $145,000.

Additionally, the authorized stock increased from 20,000,000 to 50,000,000 shares.

In July 2005, the Company issued 3,745,884 shares of stock for services valued at $.50 per share or $1,872,942. This increased the number of shares issued and outstanding to 21,604,759.

During 2004, Shanghai Yutong issued 847,000 shares (pre-merger) to two individuals for a cash infusion of $847,000.

The Company has not granted any options or warrants during 2006 or 2005.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 6- STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Preferred Stock

As of June 30, 2006, the Company has 5,000,000 shares of common stock authorized with a par value of $.001. There are no shares issued and outstanding.

NOTE 7- PROVISION FOR INCOME TAXES

Corporate Income Taxes

In accordance with the relevant tax laws and regulations of PRC, the corporate income tax rate is 15% and 33%. The corporate income tax for 2006 and 2005 was 15% because Shanghai Yutong is considered a high technology company by the Chinese government. When the Chinese government considers that Shanghai Yutong is no longer a high technology company, they will be taxed at the 33% corporate income tax rate. No determination can be made at this point how long Shanghai Yutong will be taxed at the 15% corporate income tax rate.

Due to the recurring losses, the Company has not recognized any tax expense for 2006 or 2005, respectively.

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At June 30, 2006, deferred tax assets consist of the following:

At June 30, 2006, the Company had a net operating loss carryforward in the approximate amount of $8,232,954, available to offset future taxable income through 2026. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2006 AND 2005 (UNAUDITED)

NOTE 7- PROVISION FOR INCOME TAXES (CONTINUED)

Corporate Income Taxes (Continued)

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the periods ended June 30, 2006 and 2005 is summarized as follows:

	2006	2005
Federal statutory rate	(34.0)%	(34.0)%
Valuation allowance	34.0	34.0
	0%	0%

Value Added Tax

In accordance with the relevant taxation laws in the PRC, the Value Added tax (“VAT”) rate for export sales is 0% and domestic sales is either 13% or 17%. VAT is levied at 13% or 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may deduct therefrom the VAT it has paid on eligible purchases.

Included in accounts payable and accrued expenses is $21,767 of VAT payable as of June 30, 2006.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Shanghai Yutong Pharma, Inc.
(Formerly Child Vision, Inc.)
Shanghai, CHINA

I have audited the accompanying consolidated balance sheets of Shanghai Yutong Pharma, Inc. (formerly Child Vision, Inc.) (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of operations and accumulated other comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. I was not engaged to perform an audit of the Company’s internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shanghai Yutong Pharma, Inc. as of December 31, 2005 and 2004, and the results of its consolidated statements of operations and accumulated other comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2005 and 2004 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has accumulated a significant working capital deficit and deficits that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes 1 and 8, the Company has restated its consolidated financial statements for the year ended December 31, 2004.

By:	/s/ Michael Pollack CPA
Michael Pollack CPA
Cherry Hill, NJ May 23, 2006, except Note 8 as to which date is August 15, 2006

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
CONSOLIDATED BALANCE SHEET
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(IN US $)

ASSETS
	2005	2004
Current Assets:		(Restated)
Cash and cash equivalents	$53,992	$261,693
Accounts receivable, net	236,228	266,734
Inventories	79,597	51,400
Prepaid expenses and other current assets	128,061	266,114

Total Current Assets	497,878	845,941

Fixed assets, net of depreciation	4,382,792	4,895,803

TOTAL ASSETS	$4,880,670	$5,741,744

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Current portion of long-term debt	$2,120,060	$2,589,400
Accounts payable and accrued expenses	770,279	524,044

Total Current Liabilities	2,890,339	3,113,444

Long-term Liabilities:
Long-term debt, net of current portion	96,535	181,500

Total Long-term Liabilities	96,535	181,500

Total Liabilities	2,986,874	3,294,944

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.001 and $.01 Par Value; 5,000,000 shares authorized
and 0 shares issued and outstanding	-	-
Common stock, $.001 and $.01 Par Value; 50,000,000 shares authorized
and 21,604,759 and 25,552,250 shares issued and outstanding, respectively	21,605	25,552
Additional paid-in capital	9,958,337	8,081,448
Accumulated deficit	(8,127,996)	(5,660,200)
Accumulated other comprehensive income (loss)	41,850	-

Total Stockholders' Equity (Deficit)	1,893,796	2,446,800

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$4,880,670	$5,741,744

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS AND
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 (RESTATED)
(IN US $)

	2005	2004
		(Restated)

OPERATING REVENUES	$540,951	$616,320

COST OF SALES	912,528	763,373

GROSS (LOSS)	(371,577)	(147,053)

OPERATING EXPENSES
Selling and promotion	-	958
General and administrative fees	45,034	17,923
Consulting fees for stock	1,872,942	-
Bad debt expense	23,242	267,128
Depreciation, amortization and impairment	155,598	124,632
Total Operating Expenses	2,096,816	410,641

(LOSS) BEFORE OTHER INCOME (EXPENSE)	(2,468,393)	(557,694)

OTHER INCOME (EXPENSE)
Interest income, net of expense	597	599
Total Other Income (Expense)	597	599

NET (LOSS) BEFORE PROVISION FOR INCOME TAXES	(2,467,796)	(557,095)
Provision for Income Taxes	-	-

NET (LOSS) APPLICABLE TO COMMON SHARES	$(2,467,796)	$(557,095)

NET (LOSS) PER BASIC AND DILUTED SHARES	$(0.10)	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	23,578,505	25,552,250

COMPREHENSIVE INCOME (LOSS)
Net loss	$(2,467,796)	$(557,095)
Other comprehensive income (loss)
Currency translation adjustments	41,850	-
Comprehensive income (loss)	$(2,425,946)	$(557,095)

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(IN US $)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehenisve
	Shares	Amount	Capital	Deficit	Income (Loss)	Total

Balance January 1, 2004, as previously reported	25,552,250	$25,552	$7,234,448	$(2,062,042)	$-	$5,197,958

Prior period adjustment, see Note 8	-	-	-	(3,041,063)	-	(3,041,063)

Balance January 1, 2004, as restated	25,552,250	25,552	7,234,448	(5,103,105)	-	2,156,895

Capital contributions	-	-	847,000	-	-	847,000

Net income for the year ended December 31, 2004,
as previously reported	-	-	-	402,238	-	402,238

Prior period adjustment, see Note 8	-	-	-	(959,333)	-	(959,333)

Net loss for the year ended December 31, 2004,
as restated	-	-	-	(557,095)	-	(557,095)

Balance December 31, 2004, as restated	25,552,250	25,552	8,081,448	(5,660,200)	-	2,446,800

Shares cancelled upon reverse merger with
Shanghai Yutong	(25,500,000)	(25,500)	25,500	-	-	-

Shares issued in reverse merger with Shanghai
Yutong	17,806,625	17,807	(17,807)	-	-	-

Shares issued for services	3,745,884	3,746	1,869,196	-	-	1,872,942

Net loss for the year ended December 31, 2005	-	-	-	(2,467,796)	41,850	(2,425,946)

Balance December 31, 2005	21,604,759	$21,605	$9,958,337	$(8,127,996)	$41,850	$1,893,796

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 (RESTATED)
(IN US $)

	2005	2004
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(2,467,796)	$(557,095)

Adjustments to reconcile net (loss) to net cash
provided by operating activities:
Depreciation, amortization and impairment	155,598	124,632
Reclassification of construction in progress to research and development	335,273	-
Shares issued for services rendered	1,872,942	-
Allowance for doubtful accounts	37,581	267,128

Changes in assets and liabilities
(Increase) decrease in accounts receivable	(7,075)	(179,640)
(Increase) decrease in inventory	(28,197)	156,579
(Increase) (decrease) in prepaid expenses and other current assets	138,053	898,485
Increase in accounts payable and
and accrued expenses	246,236	439,951
Total adjustments	2,750,411	1,707,135

Net cash provided by operating activities	282,615	1,150,040

CASH FLOWS FROM INVESTING ACTIVITIES
Disposals of fixed assets	81,867	-
(Acquisitions) of fixed assets	(59,728)	(2,182,083)

Net cash provided by (used in) investing activities	22,139	(2,182,083)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from long-term debt payable	4,205,467	2,589,400
(Payments) of long-term debt payable	(4,759,772)	(2,178,000)
Proceeds from issuance of common stock	-	847,000

Net cash provided by (used in) financing activities	(554,305)	1,258,400

Effect of foreign currency translation	41,850	33,544

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	(207,701)	226,357

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	261,693	35,336

CASH AND CASH EQUIVALENTS - END OF PERIOD	$53,992	$261,693

CASH PAID DURING THE YEAR FOR:
Interest expense, net of amounts capitalized	$-	$-

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION

Shanghai Yutong Pharmaceutical Co. Ltd. (“Shanghai Yutong”) was established in Shanghai of the Peoples Republic of China (“PRC”) by Beijing Yurui Information Consulting Co. Ltd., Quanxin Industry & Development Co., Ltd., Beijin Deruitang Biology & Health Production Co. ltd., Shanghai Yihao Culture Development Co. ltd., Shanxi Ruike Investment Enterprise and nine individuals on February 27, 2002. In 2005, Quanxin Industry & Development Co. Ltd. was bankrupted and their ownership interest was transferred to two of the individuals.

Shanghai Yutong was first organized for the purpose of the development, manufacturing and commercialization of traditional Chinese herbal medicines and biological pharmaceuticals. The Company conducts its business exclusively in the PRC.

On June 14, 2005, Shanghai Yutong through a share exchange agreement, was acquired through a reverse merger by Child Vision, Inc. On June 22, 2005, Shanghai Yutong changed its name to Shanghai Yutong Pharma, Inc. (the “Company”).

As modern medical science is experiencing a change from biological research to biological-psychological-social research with traditional medical science playing a more important role than ever, the Company has positioned itself with the products they currently manufacture as well as the products under development to be successful. Many modern chemical medicines contain high toxicities and present numerous side effects. Purely chemical medicines are difficult, time consuming and expensive to develop. The Company’s Traditional Chinese Medicines represent advantages over chemical medicines and the process of combining herbal extraction and chemical medicines is becoming a popular alternative, following the current trends of "natural" and "green" products in a variety of industries.

The Company sells its products on a wholesale basis to distributors who resell the product to customers located in China. The Company has two major sales agents, Shanghai Huashen Pharmaceutical Ltd., and Beijing Guoxinhuaan Pharmaceutical Ltd., who distribute approximately 95% of the products. In general, sales are made under a purchase order arrangement with payment in full on the order due prior to shipment. The Company does not sell its products directly to end-users.

The Company employs Good Manufacturing Practice “GMP” approved methods in processing and manufacturing its products. The Company obtains its raw materials from company-approved vendors and then process the materials into Traditional Chinese Medicine formulas in its facility. In the case of batch manufacturing, the Company employs a fully automated production line to produce the bio-engineered neutraceuticals. Post Production, the product is shipped to vendors. The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION CONTINUED)

Once the purification process has been completed, the extract is concentrated and re-filtering at which time it is packaged and shipped to its customers. The Company maintains approximately one month of finished product on hand, and approximately two months of raw materials for production.

The GMP inspection was performed by the China Ministry of Agriculture. The Chinese central government mandates manufacturers of Chinese herbs to comply with GMP standards by December 31, 2005. Starting on January 1, 2006, only products manufactured within GMP certified facilities are available for sale in China. Currently, approximately one third of Chinese manufacturers in this industry are in compliance with the new mandate. The Company has invested substantial capital in its manufacturing facility in order to comply with the more stringent standards mandated by the central government in order to pass the GMP inspection.

As discussed in Note 8 to the financial statements, the Company has restated its financial statements for the year ended December 31, 2004.

Going Concern

As shown in the accompanying consolidated financial statements the Company has incurred continuing operating losses for the years ended December 31, 2005 and 2004 of $2,467,796 and $557,095, respectively and as of December 31, 2005 has a working capital deficiency of $2,392,461. There is no guarantee that the Company will be able to sustain operations and raise the necessary capital to increase its development and manufacturing of its products. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period.

Management believes that the Company’s capital requirements will depend on many factors. These factors include the increase in sales through existing channels as well as the Company’s ability to continue to expand its distribution points as well as the fact that with the GMP approved facility, the Company will be in position to attract new customers.

The Company’s ability to continue as a going concern for a reasonable period is dependent upon management’s ability to sustain profitable operations and its ability to raise additional capital. There can be no assurance that management will be able to raise sufficient capital, under terms satisfactory to the Company, if at all.

The consolidated financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

NOTE 2-  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. The Company maintained $26,782 and $141,600 as of December 31, 2005 and 2004, respectively in cash on hand. The remainder of the cash was in financial institutions.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income

The Company adopted Statement of Financial Accounting Standards No, 130, “Reporting Comprehensive Income,” (SFAS No. 130). SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations.

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

Inventory

Inventory is valued at the lower of cost or market (using the weighted average method) and net realizable value. Inventory includes raw material, work in process and finished goods.

The net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion, selling expenses and related taxes.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings.

Currency Translation

The Company’s functional currency is that of the PRC which is the Chinese Renminbi (RMB). The reporting currency is that of the US Dollar. Capital accounts of the consolidated financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The year end RMB to US dollar as of December 31, 2005 and 2004 were 8.0702 and 8.3, respectively, and the average yearly RMB to the US dollar for 2005 and 2004 were 8.1734 and 8.3, respectively. The RMB is not freely convertible into foreign currency and all foreign currency exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollar at the rates used in translation. The Company records these translation adjustments as accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions are included in other income (expense) in the results of operations. For the years ended December 31, 2005 and 2004, the Company recorded approximately $41,8504 and $0 in transaction gains (losses) as a result of currency translation.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Research and Development

The Company annually incurs costs on activities that relate to research and development of new products. Research and development costs are included in cost of sales as they relate to product development and they are expensed as incurred.

Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statements of operations as incurred.

Revenue Recognition

The Company generates revenue from: (a) the sale of its nutritional herbal products; and (b) from a marketing support agreement with Beijing Guoxinhuaan Company which commenced in 2004 which granted the Company the sole agency right to Qilisheng, the Company’s main herbal product.

Revenue for the sale of its goods are recognized in accordance with Staff Accounting Bulletin 101. Revenue is recognized when:

1)	Persuasive evidence of an arrangement exists;
2)	Delivery has occurred or services have been rendered;
3)	The seller’s price to the buyer is fixed or determinable, and
4)	Collectibility is reasonably assured.

With respect to revenue recognition on support or service agreements, the Company recognizes revenue when the services are performed, in accordance with the terms of the agreements. These prices are fixed or determinable, and the Company assesses the customer’s ability to meet the terms of the agreement, including payment terms prior to entering into such agreement.

As reflected in the restatement, the previous financial statements included a sale and a purchase, there was no offset. The company has amended those financials to remove both the sale and purchase transactions.

Originally, the Company had felt that collectibility was assured, one of the criteria under SAB 104, but subsequent information which was encountered in performing the review engagement, i.e. cancellation of agreement between the parties for services rendered to the customer and by the customer, warranted the reversal of the original entries due to the fact that it no longer met the requirements under SAB 104 as revenue.

Therefore, the Company restated their financials without these transactions included in them.

Accounts Receivable

The Company conducts business and extends credit based on an evaluation of the customers’ financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. The Company has established a reserve for uncollectibles of $411,592 and $374,011 as of December 31, 2005 and 2004, respectively.

Accounts receivable are generally due within 30 days and collateral is not required. The Company recorded their revenue in accordance with SAB 104. The Company is fairly new, and does not have much historical experience with some of their customers.

They have estimated their allowance for doubtful accounts based on their cash collection history to date.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

            NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising
The Company expenses the costs associated with advertising as incurred. Advertising expenses for the years ended December 31, 2005 and 2004 are included in selling and promotional expenses in the consolidated statements of operations.

            Advance to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials.

Fixed Assets

            Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, net of the estimated residual values; buildings - 20 years (3% estimated residual value), electronic equipment - 10 years (3% residual value), and machinery- 5 years (4% residual value) and vehicles - 3 years (no residual value). In addition, the Company purchased land use rights that are for a period of fifty years with no residual value.

            When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

            Land Use Rights

            According to the laws of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 50 years.

            Construction in ProgressConstruction in progress represents direct costs of construction or acquisition and design fees incurred, as well as interest charges directly related to debt incurred on behalf of particular construction projects. Capitalization of these costs ceases and the construction in progress is transferred to fixed assets (building or equipment) when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

            NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

Long-lived assets, primarily property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

(Loss) Per Share of Common Stock

Basic net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 , and 2004

 NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC and US, the corporation income tax rate applicable ranges from 15% to 34%.

Stock-Based Compensation

The Company follows FASB 123R in accounting for its stock based compensation (see Recent Accounting Pronouncements). This measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees and common stock issuances are less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. The Company for 2005 and 2004 did not grant any options or warrants that would need to be valued under such method. The following represents the effect on net income attributable to common shareholders per share if the fair value method had been applied to all awards.

	Years Ended December 31,
	2005			2004
Net loss:
As reported		($2,467,796)		($557,095)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects		-		-
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects Pro forma		(- ($2467,796	) )	(-($557,095))
Net loss per share:
As reported:
Basic	$	(0.10)		($0.02)
Diluted		($0.10)		($0.02)
Pro forma:
Basic		($0.10)		($0.02)
Diluted		($0.10)		($0.02)
.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

            NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Segment Information

The Company follows the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. For 2005 and 2004, the Company operated in one segment and one geographical location.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the first interim or annual reporting period that begins after December 15, 2005.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

NOTE 3- FIXED ASSETS

Fixed assets as of December 31, 2005 and 2004 were as follows:

	Estimated Useful
	Lives (Years)	2005	2004

Land use right	50	$1,793,665	$1,753,622
Buildings	20	935,398	906,674
Electronic equipment	10	104,473	51,587
Machinery	5	1,725,634	454,431
Vehicles	3	94,856	92,738
Construction in progress		714,504	2,554,356

		5,368,530	5,813,408
Less: accumulated depreciation		985,738	917,605
Property and equipment, net		$4,382,792	$4,895,803

            There was $155,598 and $124,632 charged to operations for depreciation expense for the years ended December 31, 2005 and 2004, respectively. There was no impairment for these assets during the years ended December 31, 2005 and 2004.

The Company pledged $835,000 of building and land use rights as security for a portion of its outstanding debt (See Note 5).

The Company has land use rights to possess and use a piece of land with an approximately combined area of 17,106 square feet including that of 12,856 square feet building on as office located at No.2020 Huqingping Rd., Qingpu District, Shanghai, 201702 China. In addition there is another land use right with an approximately combined area of 10,428 square feet as for warehouse production line.

The buildings consist of ten buildings of manufacturing plants, office, warehouse and staff facilities, which include drive workshop, test workshop, inventory warehouse. The Company employs Good Manufacturing Practice “GMP” approved methods in processing and manufacturing its products. The Company obtains its raw materials from company-approved vendors and then process the materials into Traditional Chinese Medicine formulas in its facility. In the case of batch manufacturing, the Company employs a fully automated production line to produce the bio-engineered neutraceuticals. Post Production, the product is shipped to vendors. The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract.

Capitalized interest included for the years ended December 31, 2005 and 2004 in construction in progress is $210,877 and $135,052, respectively.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

            NOTE 4- INVENTORIES

Inventories consisted of the following as of December 31, 2005 and 2004:

	2005	2004

Raw materials	$17,714	$20,617
Work in process	8,278	372
Finished goods	53,605	30,411

	79,597	51,400
Less: provision for write-down of inventory	-	-
Property and equipment, net	$79,597	$51,400

There was no obsolescence of inventory or write-downs of inventory for the years ended December 31, 2005 and 2004.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

            NOTE 5- LONG-TERM DEBT

Long-term debt consists of the following at December 31, 2005 and 2004:

	2005	2004
Loan with Xujing Credit at a rate ranging between 5.31% and 7.25% interest commencing May 8, 2004 originally maturing March 25, 2005. Proceeds of the loan were used to fund the construction of the laboratories. Loan was repaid with proceeds of China Merchants Bank loan.	$-	$605,000

Loans with China Merchants Bank at a rate ranging between 6.4% and 12% interest commencing May 19, 2003 maturing January 9, 2005. Proceeds of the loan were used to fund the construction of the laboratories. Upon maturity, Company entered into new loan increasing principal	2,120,060	1,984,400

Loan with Shanghai Qingpu Finance Administration Bureau which is interest free with no specific terms of repayment commencing May 19, 2002 originally maturing in three years. Proceeds of the loan were used to fund the construction of the laboratories. Amount funded extended one-year.	96,535	181,500

	2,216,595	2,770,900
Less: Current portion	(2,120,060)	(2,589,400)

Total	$96,535	$181,500

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

            NOTE 5- LONG-TERM DEBT (CONTINUED)

The approximate amount of all notes payable maturities in the next two years and in the aggregate are as follows at December 31, 2005:

2006	$2,120,060
2007	96,535

Total	$2,216,595

NOTE 6- STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

As of December 31, 2005 and 2004, the Company has 50,000,000 and 20,000,000 shares of common stock authorized, respectively, with a par value of $.001 and $.01, respectively. On June 17, 2005, the board of directors approved a forward 5 for 1 stock and all share amounts are being reflected post-split unless specifically identified otherwise.

Prior to the merger in June 2005, the Company had 25,552,250 shares of common stock issued and outstanding. Simultaneous with the merger, the Company cancelled 25,500,000 of these shares and issued 17,806,625 shares in exchange for 100% of the stock of Shanghai Yutong, effectuating a reverse merger. The value of the transaction was $145,000.

Additionally, the authorized stock increased from 20,000,000 to 50,000,000 shares.

In July 2005, the Company issued 3,745,884 shares of stock for services valued at $.50 per share or $1,872,942. This increased the number of shares issued and outstanding to 21,604,759.

During 2004, Shanghai Yutong issued 847,000 shares (pre-merger) to two individuals for a cash infusion of $847,000.

The Company has not granted any options or warrants during 2005 or 2004.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

NOTE 6- STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Preferred Stock

As of December 31, 2005 and 2004, the Company has 5,000,000 shares of common stock authorized with a par value of $.001 and $.01, respectively. There are no shares issued and outstanding.

NOTE 7- PROVISION FOR INCOME TAXES

Corporate Income Taxes

In accordance with the relevant tax laws and regulations of PRC, the corporate income tax rate is 15% and 33%. The corporate income tax for 2005 and 2004 was 15% because Shanghai Yutong is considered a high technology company by the Chinese government. When the Chinese government considers that Shanghai Yutong is no longer a high technology company, they will be taxed at the 33% corporate income tax rate. No determination can be made at this point how long Shanghai Yutong will be taxed at the 15% corporate income tax rate.

Due to the recurring losses, the Company has not recognized any tax expense for 2005 or 2004, respectively.

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At December 31, 2005 and 2004, deferred tax assets consist of the following:

	2005	2004
Net operating losses	$2,763,519	$1,924,468

Valuation allowance	(2,763,519)	(1,924,468)

	$-	$-

At December 31, 2005, the Company had a net operating loss carryforward in the approximate amount of $8,127,996, available to offset future taxable income through 2025. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

SHANGHAI YUTONG PHARMA, INC.
(FORMERLY CHILD VISION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

NOTE 7- PROVISION FOR INCOME TAXES (CONTINUED)

Corporate Income Taxes (Continued)

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the periods ended December 31, 2005 and 2004 is summarized as follows:

	2005	2004
Federal statutory rate	(34.0)%	(34.0)%
Valuation allowance	34.0	34.0
	0%	0%

Value Added Tax

In accordance with the relevant taxation laws in the PRC, the Value Added tax (“VAT”) rate for export sales is 0% and domestic sales is either 13% or 17%. VAT is levied at 13% or 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may deduct therefrom the VAT it has paid on eligible purchases.

Included in accounts payable and accrued expenses is $32,185 and $99,545 of VAT payable as of December 31, 2005 and 2004, respectively.

NOTE 8- RESTATED FINANCIAL STATEMENTS

The Company has restated its previously issued consolidated financial statements for the year ended December 31, 2004 upon a re-audit of 2004 and 2003 to account for:

·	Various items that were originally capitalized as intangible assets and construction in process that upon re-audit were reclassified as research and development costs;

·	The providing of an allowance for doubtful accounts; and

·	The reclassifications of various balance sheet and statement of operation accounts.

The net effect of these changes resulted in an increase in the net loss for the year ended December 31, 2004 of $959,333 to bring it to a loss of $557,095 and a restatement of the accumulated deficit of $4,242,395 to bring the restated accumulated deficit to $5,660,200. The beginning accumulated deficit at January 1, 2004 (December 31, 2003) was restated by $3,041,063 for the restatements identified above during the 2003 re-audit process.

PART III - ITEM 1. EXHIBITS

Item 2

1  Articles of Incorporation of the Registrant.(1) *
2  Bylaws of the Registrant (1) **
3  Certificate of Amendment of Articles of Incorporation *

Item 3

1	Form of common stock Certificate of the Registrant.(1)
2	Form of preferred stock Certificate of the Registrant.(1)

Item 6

1.  Contract with Beijing Deruitang *
2.  Contract with Beijing Guoxin **
3.  Share exchange agreement *

Item 12

Letter from Accountants***

* Incorporated by reference from Form 10-SB filed February 16, 2006
** Incorporated by reference from Form 10-SB filed August 21, 2006
***filed herewith
All other Exhibits called for by Form 1-A, Rule 601 of Regulation SB or Regulation SK are not applicable to this filing.

(1)Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Shanghai Yutong Pharma, Inc. (Registrant)

Date: September 18, 2006	By:	/s/ Lu Jiang’an
Lu Jiang’an President and Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

EXHIBIT INDEX
Item 2

1.	Articles of Incorporation of the Registrant.(1)*
2.	Bylaws of the Registrant (1)**
3.	Certificate of Amendment of Articles of Incorporation *

Item 3

1.	Form of common stock Certificate of the Registrant.(1)
2.	Form of preferred stock Certificate of the Registrant.(1)

Item 6

4.  Contract with Beijing Deruitang *
5.  Contract with Beijing Guoxin **
6.  Share exchange agreement *
Item 12

Letter from Accountants***

* Incorporated by reference from Form 10-SB filed February 16, 2006
** Incorporated by reference from Form 10-SB filed August 21, 2006
***filed herewith